Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
Between
Edward R. Muller
And
RRI Energy, Inc.
     THIS AGREEMENT (this “Agreement”) is made as of April 11, 2010 between RRI Energy, Inc. (the “Company”) and Edward R. Muller (“Executive”). This Agreement shall be effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 11, 2010 (the “Merger Agreement”), by and among the Company, RRI Energy Holdings, Inc., and Mirant Corporation (“Mirant”)).
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Closing Date and ending as provided in Section 5 of this Agreement (the “Employment Period”). This Agreement shall be void ab initio and of no force and effect if the Closing Date does not occur or if the Merger Agreement is terminated.
     2. Position and Duties.
     (a) During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the CEO of a company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates (the “Company Group”) as are consistent with Executive’s position and the by-laws of the Company and as the board of directors of the Company (the “Board”) may from time to time reasonably direct. Executive shall also serve for no additional compensation or remuneration as an officer or director of such subsidiaries of the Company as may from time to time be designated by the Board.
     (b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to operate profitably and in conformity with the business and strategic plans approved by the Board. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board which shall not be unreasonably withheld; provided, however, that the Board hereby consents to Executive’s service on and after the Closing Date as a director of each of the corporations listed on Exhibit A. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s regular performance of duties and responsibilities hereunder. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities, (ii) participating in industry and trade organization activities, (iii) managing his and his family’s personal investments and affairs, and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.
     3. Compensation and Benefits.
     (a) The Company shall pay Executive an annual salary (the “Base Salary”) at the rate of $1,135,000.00 in regular installments in accordance with the Company’s ordinary payroll practices (in effect from time to time), but in any event no less frequently than monthly.
     (b) Bonuses and Incentive Compensation.
     (i) Annual Bonus. For each fiscal year during the Employment Period, Executive will be eligible to earn an annual bonus based on achievement of performance criteria that are applicable to other senior executives of the Company established by the Board as soon as administratively practicable following the beginning of each such fiscal year after consultation with Executive (the “Annual Bonus”). The target amount (the “Target Bonus”) of Executive’s Annual Bonus shall equal 100% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year), with a maximum Annual Bonus in an amount equal to 200% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year). The Company shall pay the Annual Bonus for each fiscal year in a single cash lump sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than two and a half months following the end of such fiscal year.
     (ii) Annual Equity Grant. Beginning with the first fiscal year in which equity-based compensation grants are made after the Effective Time to other senior executives of the Company (but not later than 2011) and for each fiscal year thereafter during the Employment Period, Executive shall be eligible to receive additional equity-based compensation under the long-term incentive plan of the Company in effect at the time of such award, the amount, terms and conditions of such award to be set by the Board at the time of grant. Such awards shall otherwise be governed by the terms and conditions set forth in the long-term incentive plan of the Company as may be in effect at the time of such award and the corresponding award agreement and shall be made at such time as grants are made to other senior executives of the Company.

     (iii) Pre-Closing Equity Awards. As of the Effective Time, all equity awards of Mirant that are outstanding as of immediately prior to the Effective Time shall become fully vested and exercisable and the post-termination exercise period will be governed by the agreements evidencing such awards, subject to any longer period as may be provided under Section 6 of this Agreement.
     (iv) Closing Equity Grant. As of the date after the Closing Date, Executive shall be granted a number of restricted shares of common stock of the Company (“Company Common Stock”) equal to the quotient obtained by dividing (A) $4.54 million by (B) the closing price of a share of Company Common Stock on the date of grant (the “Restricted Shares”). Subject to Executive’s continued employment through the applicable vesting date, the Restricted Shares will immediately vest 50% on the first anniversary of the Closing Date and the remainder on the second anniversary of the Closing Date. The Executive shall possess dividend rights in respect of the Restricted Shares and, to the extent of issuance of actual Company Common Stock in lieu of units in respect thereof, voting rights. The Restricted Shares set forth in this Section 3(b)(iv) shall be in addition to, and not in lieu of, any annual equity grant to which Executive is entitled pursuant to Section 3(b)(ii).
     (c) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives. The amount of reasonable business expenses eligible for reimbursement in any taxable year of Executive shall not affect the amount of reasonable business expenses eligible for reimbursement in any other taxable year of Executive. Without limiting the generality of the foregoing, in connection with Executive’s relocation from Atlanta, Georgia to Houston, Texas, the Company shall reimburse Executive for the following reasonable out-of-pocket costs and expenses and shall provide such other reimbursements in accordance with Mirant’s relocation policy for senior executives as in effect immediately prior to the Closing Date or such more favorable expense reimbursement policies as may be adopted by the Company from time to time:
     (i) all costs of temporary living accommodations and relocation expenses incurred by Executive and his spouse in Houston, Texas for up to six months;
     (ii) travel expenses incurred by Executive and his spouse for the purpose of locating a new residence in Houston, Texas (business class airfare);
     (iii) all closing costs incurred by Executive in connection with selling his current primary residence in Atlanta, Georgia and purchasing a new primary residence in Houston, Texas;
     (iv) costs incurred by Executive in transporting his household goods and personal effects from his primary residence in Atlanta, Georgia to such new primary residence in Houston, Texas; and
     (v) the purchase of his current residence in Atlanta, Georgia.

     (d) Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:
     (i) participation in the Company’s retirement plans, health and welfare plans, disability insurance plans and other benefit plans of the Company as in effect from time to time, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided generally to other senior executives of the Company;
     (ii) coverage for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company, or of any of its subsidiaries or affiliates, under any director and officer liability insurance policy(ies) maintained by the Company from time to time; and
     (iii) four weeks of vacation per year.
     4. Board Membership. It is contemplated that Executive shall be elected as a member and Chairman of the Board by no later than the Closing Date. Thereafter, Executive shall serve as Chairman of the Board and, in addition to his duties, responsibilities, functions and authorities as CEO, shall carry out the duties and responsibilities of the Chairman of the Board, until the next regular election of directors of the Company. The Company shall use its reasonable efforts to cause Executive to be renominated to be a member of the Board at each succeeding regular election of directors of the Company. Effective upon the termination or expiration of the Employment Period, Executive shall be deemed, without further action by Executive or the Company, to have simultaneously resigned as a director of the Company, and as an officer or director of any other member of the Company Group, and agrees to take such action as may be reasonably requested by the Company, including signing such documents as the Board may reasonably request, to effect such resignation.
     5. Termination. The Employment Period shall end on the third anniversary of the Closing Date. Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 90 days from the date of such notice. The termination of the Employment Period shall not affect the respective rights and obligations of the parties which, pursuant to the terms of this Agreement, apply following the date of Executive’s termination of employment with the Company.
     6. Severance.
     (a) Termination Without Cause or for Good Reason. In the event of Executive’s termination of employment with the Company (1) by the Company without Cause (as defined herein), or (2) by Executive for Good Reason (as defined herein), subject to execution of a Release substantially in the form attached as Exhibit B within 30 days following Executive’s termination of employment with the Company, Executive shall be entitled to the benefits set forth below in this Section 6(a).
     (i) The Company shall pay Executive an amount equal to the sum of (A) 2.0 times Executive’s Base Salary, plus (B) 2.0 times Executive’s Target Bonus (as in effect on the date of Executive’s termination), plus (C) 2.0 times the Company’s annual cost for life insurance and long-term disability insurance provided to Executive immediately prior to his termination of employment (calculated by multiplying the monthly cost for such coverage at the time of Executive’s termination of employment by 12), plus (D) 2.0 times the sum of (1) the annual matching contribution which Executive received under the Employee Savings Plan and Supplemental Benefit Plan or any successor plans, programs or other arrangements for the year immediately preceding the year in which Executive’s employment with the Company terminates, plus (2) the fixed profit sharing and discretionary profit sharing contributions which Executive received under the Employee Savings Plan and Supplemental Benefit Plan or any successor plans, programs or other arrangements for the year immediately preceding the year in which Executive’s employment with the Company terminates. The severance amount described in the previous sentence shall be paid in a lump sum on the date that is six months and one day after Executive experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company.
     (ii) All of Executive’s equity compensation awards that are outstanding as of the date of termination shall vest in full and become immediately exercisable and Executive’s stock options shall remain exercisable for the remaining term of the stock options.
     (iii) The Company shall pay Executive the amounts described in Section 6(e) within 14 days after the date of termination of Executive’s employment. In addition, the Company shall pay Executive a pro rata portion of Executive’s Target Bonus for the fiscal year in which Executive’s termination of employment occurs, based on the number of days in such fiscal year during which Executive was employed. The pro rata bonus payment described in the previous sentence shall be paid in a lump sum on the date that is six months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (iv) During the period of 18 months following Executive’s termination of employment in accordance with this Section 6(a), the Company shall provide to Executive continued coverage under the medical, dental and other group health benefits and plans in effect for senior executives of the Company, as in effect on the date of Executive’s termination of employment (or substantially comparable coverage) for Executive and, where applicable, Executive’s spouse, dependents and beneficiaries, at the same contribution or premium rate as may be charged from time to time to senior executives of the Company generally, as if Executive had continued in employment during such period.
     (v) The Company shall pay Executive a lump sum amount equal to the cost of an additional six months of coverage under the medical, dental and vision plans in which

Executive participates on the date his employment terminates. The cost of coverage for each month shall equal the excess of COBRA premiums charged for medical, dental and vision benefits, less the employee monthly contributions for such benefits paid by active senior executive employees of the Company. For purposes of calculating the COBRA premiums and the monthly employee premiums, the six months of coverage shall be deemed to begin at the end of the 18 month period described in subsection (iv), and shall be calculated using assumed annual inflation factors of 10% for medical benefits, 7% for dental benefits and 3% for vision benefits, which will be applied to each succeeding calendar year (or portion of a calendar year) for which the lump sum payment applies. The lump sum amount described in this subsection (v) shall be paid on the date that is six months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (vi) The Company shall provide a release substantially in the form attached hereto as Exhibit C. If the Company does not provide the release required pursuant to this subsection (vi), the Release by the Executive shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (v) above.
     (b) Termination for Cause or Voluntary Resignation. In the event that Executive’s employment with the Company is terminated (i) by the Board for Cause or (ii) by Executive’s resignation from the Company for any reason other than Good Reason, Retirement (as defined herein) or Disability (as defined herein), subject to applicable law, the Company agrees to pay Executive the amounts described in Section 6(e) within 14 days after the date of termination of Executive’s employment.
     (c) Death. In the event that Executive’s employment with the Company is terminated as a result of Executive’s death, the Company agrees to the following:
     (i) The Company shall pay Executive’s estate a lump sum amount equal to his target Annual Bonus for the year of termination prorated for the number of days during such year that Executive was employed by the Company. Such payment shall be made thirty (30) days after termination of Executive’s employment as a result of Executive’s death or, if such day is not a business day, on the first business day of the Company which is at least thirty (30) days after Executive’s death.
     (ii) All of Executive’s equity compensation awards that are outstanding as of the date of death shall vest in full and become immediately exercisable and Executive’s stock options shall remain exercisable for the remaining term of the stock options.
     (iii) Company shall pay Executive’s estate the amounts described in Section 6(e) within fourteen (14) days after the date of Executive’s death.
     (d) Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s Disability, the Company agrees to the following:
     (i) The Company shall pay Executive (or his legal representative, if applicable) in a lump sum payment an amount equal to his target Annual Bonus for the year of termination prorated for the number of days during such year that Executive was employed by the Company. Such payment shall be made on the date that is six (6) months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A of the Code.
     (ii) All of Executive’s equity compensation awards that are outstanding as of the Executive’s Disability shall vest in full and become immediately exercisable and Executive’s stock options shall remain exercisable for the remaining term of the stock options.
     (iii) The Company shall pay Executive the amounts described in Section 6(e) within 14 days after the date of termination of Executive’s employment.
     (e) Earned But Unpaid Compensation. In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive, to the extent permitted by applicable law, from the Company (i) Executive’s Base Salary through the date of termination to the extent not previously paid, (ii) to the extent not previously paid, the amount of any bonus, incentive compensation, and other compensation earned and payable to Executive as of the date of Executive’s termination of employment under any compensation and benefit plans, programs or arrangements maintained in force by the Company (for this purpose, Executive’s Annual Bonus, if any, for any fiscal year of the Company ended prior to the year of termination that is then unpaid, shall be deemed to be earned and payable to Executive) and (iii) any vacation pay, expense reimbursements and other cash entitlements due and owing to Executive, in accordance with Company policy, as of the date of termination to the extent not previously paid.
     (f) Equity Awards and Other Plans. Any equity awards outstanding under any Company long term incentive plans or arrangements shall be paid in accordance with the terms of the plans or arrangements under which such awards were granted. All benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company shall be paid in such manner and at such times as are provided under the terms of such plans and arrangements.
     (g) Termination Without Cause, for Good Reason as a Result of the Effective Time or a Change of Control. In the event of Executive’s termination of employment with the Company during the two-year period following the Effective Time or the period beginning six months before and ending two years following a Change of Control (as defined herein) (1) by the Company without Cause, or (2) by Executive for Good Reason, subject to execution of a Release substantially in the form attached as Exhibit B within 30 days following Executive’s termination of employment with the Company, Executive shall be entitled to the benefits set forth below in this Section 6(g), and such benefits shall be in lieu of, and not in addition to, any benefits the Executive would otherwise be entitled to under Section 6(a).
     (i) The Company shall pay Executive the payments set forth in Section 6(a)(i) except the applicable multiplier shall be 3.0 (rather than 2.0); provided, however, that in determining the amount of payment due under Section 6(a)(i), Executive’s actual Annual Bonus for the year preceding the Effective Time or a Change of Control, as applicable, shall be used, if higher than his Target Bonus. The severance amount described in the previous sentence shall be paid in a lump sum on the date that is six months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (ii) The Company shall provide the benefits set forth in Section 6(a)(iv). In addition, the Company shall pay Executive a lump sum amount equal to the cost of an additional 18 months of coverage under the medical, dental and vision plans in which Executive participates on the date his employment terminates. The cost of coverage for each month shall equal the excess of COBRA premiums charged for medical, dental and vision benefits, less the employee monthly contributions for such benefits paid by active senior executive employees of the Company. For purposes of calculating the COBRA premiums and the monthly employee premiums, the 18 months of coverage shall be deemed to begin at the end of the 18 month period described in Section 6(a)(iv), and shall be calculated using assumed annual inflation factors of 10% for medical benefits, 7% for dental benefits and 3% for vision benefits, which will be applied to each succeeding calendar year (or portion of a calendar year) for which the lump sum payment applies. The lump sum amount described in this subsection (ii) shall be paid on the date that is six months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (iii) All of Executive’s equity compensation awards that are outstanding as of the date of termination shall vest in full and become immediately exercisable and Executive’s stock options shall remain exercisable for the remaining term of the stock options.
     (iv) The Company shall pay Executive the amounts described in Section 6(e) within 14 days of the date of termination of Executive’s employment.
     (v) The Company shall provide a release substantially in the form attached hereto as Exhibit C. If the Company does not provide the release required pursuant to this subsection (v), the Release by the Executive shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iv) above.
     (h) Retirement. Upon Executive’s Retirement, the Company shall pay Executive the amounts described in Section 6(e) within 14 days after the date of termination of Executive’s employment, all of Executive’s equity compensation awards that are outstanding as of such Retirement shall vest in full and become immediately exercisable and Executive’s stock options shall remain exercisable for the remaining term of the stock options and Executive shall not be entitled to payments or benefits under any other provision of this Section 6. If as a result of the foregoing provision, any equity compensation awards held by Executive would be considered, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, such equity compensation awards that vest as a result of Executive’s termination of employment shall be settled no earlier than the date that is six months and one day after Executive experiences a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code. Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Company Group, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Company Group or their respective predecessors or successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of this Agreement or any such plan. The provisions of this Section 6(h) shall survive any termination of this Agreement.
     (i) No Other Payments. Except as expressly provided in this Section 6, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law. Any period during which benefits are provided to Executive or his spouse or dependents under Section 6(a)(iv) or Section 6(g)(ii) shall count towards the period for which Executive or his spouse or dependents are eligible for continuation coverage under Code Section 4980B or Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, or other applicable law.
     (j) No Mitigation, No Offset. In the event of Executive’s termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate; provided that this provision shall not apply with respect to any amounts that Executive owes to the Company or any member of the Company Group on account of any loan, advance or other payment, in respect of any of which Executive is obligated to make repayment to the Company or any member of the Company Group.
     (k) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     “Cause” shall mean one or more of the following:
     (A) the conviction of, or an agreement to a plea of nolo contendere to, a crime involving moral turpitude or any felony;
     (B) Executive’s willful refusal substantially to perform duties as reasonably directed by the Board under this or any other agreement;
     (C) in carrying out his duties, Executive engages in conduct that constitutes fraud, willful neglect or willful misconduct which, in either case, would result in demonstrable harm to the business, operations, prospects or reputation of the Company;
     (D) a material violation of the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) or other federal or state securities law, rule or regulation; or

     (E) any other material breach of this Agreement.
     For purposes of this Agreement, the Company is not entitled to assert that Executive’s termination is for Cause unless the Company gives Executive written notice describing the facts which are the basis for such termination and such grounds for termination (if susceptible to correction) are not corrected by Executive within thirty (30) days of Executive’s receipt of such notice to the reasonable, good faith satisfaction of the Board.
     “Change of Control” shall mean the first to occur of any of the following events following the Effective Time:
     (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) of this Change of Control definition;
     (B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (C) Consummation of a reorganization, merger, statutory share exchange or consolidation, or similar corporate transaction involving the Company and or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting

Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (D) Shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company.
     “Disability” shall mean Executive’s (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     “Good Reason” shall mean Executive’s resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:
     (A) the Company reduces the amount of Executive’s then current Base Salary or the target for his Annual Bonus (it being understood that Executive shall not have a basis to resign for Good Reason if no bonus is paid, or the amount of the bonus is reduced as a result of the failure of Executive or the Company to achieve applicable performance targets for such bonus);
     (B) a material diminution in Executive’s title, authority, duties or responsibilities or the assignment of duties to Executive which are materially inconsistent with his position; provided, however, that, following the Effective Time or a Change of Control, any diminution of Executive’s title, duties or responsibilities shall constitute Good Reason; provided, further, that Executive shall not have Good Reason to terminate his employment either prior to or following the Effective Time or a Change of Control on the grounds that he no longer holds the position of Chairman of the Board so long as he is still a member of the Board;
     (C) the failure of the Company to obtain in writing the obligation to perform this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction;
     (D) the failure of the Company to grant Executive the Restricted Shares within 60 days after the Closing Date; or
     (E) following a Change of Control or the Effective Time, the requirement that Executive move his principal place of business by more than 50 miles from that previously the case without his consent (it being understood that as of the Effective Time, Executive’s principal place of business shall be the Company’s headquarters in Houston, Texas and that the requirement that Executive relocate to Houston, Texas shall not be considered Good Reason).
     Notwithstanding the foregoing, Executive agrees that the fact that Executive may be subject to any unintended or adverse tax consequences under Section 409A of the Code or that the Company amends this Agreement or the terms of any employee benefit plan, program arrangement or agreement to avoid such adverse tax consequences or he is required to forfeit incentive or other compensation pursuant to Section 304 of SOX shall not constitute Good Reason for purposes of this Agreement. For purposes of this Agreement, Executive is not entitled to assert that his termination is for Good Reason unless Executive gives the Board written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur and such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice to the reasonable, good faith satisfaction of Executive.
     “Retirement” shall mean the termination of Executive’s employment for any reason (other than a termination by Executive in anticipation of a termination of employment by the Company for Cause) on or after the third anniversary of the Closing Date or such earlier date as the Board may determine.
     7. Indemnification.
     (a) The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager or representative of the Company, Mirant or their respective predecessors or successors or is or was serving at the request of the Company, Mirant or their respective predecessors or successors as a director, officer, member, employee, agent, manager or representative of any member of the Company Group or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, by-laws, Board resolutions or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager or representative of the Company or any member of the Company Group and shall inure to the benefit of Executive’s heirs, executors and administrators. To the extent permitted by applicable law, the Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.
     (b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 7(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct shall create a presumption that Executive has or has not met an applicable standard of conduct.
     (c) The Company agrees to use reasonable commercial efforts to maintain director’s and officer’s liability insurance covering the Executive for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company or any of its subsidiaries or affiliates.
     8. Confidential Information. Executive has previously entered into a Confidentiality Agreement with Mirant, and Executive acknowledges and agrees that such agreement continues in effect in respect of the Company as a successor to Mirant.
     9. Intellectual Property, Inventions and Patents. Executive has previously entered into an Intellectual Property Agreement with Mirant, and Executive acknowledges and agrees that such agreement continues in effect in respect of the Company as a successor to Mirant.
     10. Noncompete, Non-Solicitation.
     (a) Ancillary to this otherwise enforceable agreement, in further consideration of the compensation to be paid to Executive hereunder and the Company’s agreement to provide Executive with access to the Company Group’s confidential and proprietary information, Executive acknowledges and agrees that during the course of his employment with the Company, he shall become familiar with the Company Group’s trade secrets and with other confidential information concerning the Company Group and that his services shall be of special, unique and extraordinary value to the Company Group, and, therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, be employed in an executive, managerial or administrative capacity by, or otherwise render executive, managerial or administrative services to, any company engaged in the business of owning and operating power generation facilities or energy trading and marketing operations which competes with the businesses of the Company on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company engages in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
     (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any person who was a managerial or higher level employee of the Company during the last six months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). The Company covenants that it will not, and it will advise members of senior management of the Company and the Board not to, make any negative or disparaging statements or communications regarding Executive.
     (c) If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 10 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
     (d) Executive acknowledges that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 10, the Company would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 10(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
     11. Better After Tax Cutback.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined herein) shall determine that receipt of all Payments (as defined herein) would subject Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments (as defined herein) meets the definition of Reduced Amount (as defined herein). If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.
     (b) If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value (as defined herein) of the aggregate Agreement Payments equals the Reduced Amount); provided, that the Company shall reduce the Agreement Payments in the following order: (1) by reducing benefits payable pursuant to Section 6(g)(i) of this Agreement and then (2) by reducing amounts payable pursuant to Section 6(g)(iii) of this Agreement. All determinations made by the Accounting Firm under this Section 11 shall be binding upon the Company and Executive and shall be made no later than five days prior to the Change of Control. In connection with making determinations under this Section 11, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
     (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 11 shall be borne by the Company.
     (d) The following terms shall have the following meanings for purposes of this Section 11.

          A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;
          “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section);
          “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);
          “Accounting Firm” shall mean [Ernst & Young LLP], or such other nationally recognized certified public accounting firm as may be designated by the Executive;
          “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and
          “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.
          “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code.
     12. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under, any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived; and (iii) on the Closing Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
     13. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Attn: General Counsel
To Executive:
At the most recent address of Executive on file with the Company.
     All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
     14. Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
     15. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the Employment Agreement between Mirant, Mirant Services, LLC and Executive dated as of September 30, 2005, as amended.
     16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. The Company may add RRI Energy Corporate Services, LLC as a party to this Agreement, but no such additional shall relieve the Company of any of its obligations under this Agreement. Except as provided by this Section 18, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

     19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas.
     20. Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
     21. Compliance with Section 409A of the Code.
     (a) To the extent this Agreement is subject to Section 409A of the Code, the Company and Executive intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent reasonably practicable, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with Section 409A(a)(2)(B)(i) of the Code. If, under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.
     (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
     22. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.
     23. Withholding. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
     24. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.
     25. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of power companies (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 25 shall not apply to purchases of publicly traded stock by Executive.
     26. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company Group during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 26, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RRI ENERGY, INC.

/s/ Mark M. Jacobs
By: Mark M. Jacobs
Its: President and CEO

/s/ Edward R. Muller
By: Edward R. Muller

Exhibit A
LIST OF APPROVED DIRECTORSHIPS
Transocean Ltd.

A-1

Exhibit B
FORM OF RELEASE
     This General Release of all Claims (this “Agreement”) is entered into by Edward R. Muller (“Executive”) and RRI Energy, Inc. (the “Company”), effective as of [DATE].
     In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated April 11, 2010 (the “Employment Agreement”), Executive and the Company agree as follows:
     1. Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company.
     2. General Release and Waiver of Claims.
     (a) Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement nor any rights to indemnification or as a shareholder of the Company.
     (b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
     (c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.
     3. Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
     4. Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.
     Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
     5. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
     6. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

     7. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.
     8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.
     9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Attn: General Counsel
To Executive:
At the most recent address of Executive on file with the Company.
     All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
     EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

By:
Its:

By:

Exhibit C
FORM OF RELEASE BY THE COMPANY
     This Release of Claims (this “Agreement”) is entered into by Edward R. Muller (“Executive”) and RRI Energy, Inc. (the “Company”), effective as of [DATE].
     In consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated April 11, 2010 (the “Employment Agreement”) and other good and valuable consideration, Executive and the Company agree as follows:
     1. General Release and Waiver of Claims.
     (a) Release. The Company and its subsidiaries and affiliates (the “Company Releasors”) hereby irrevocably and unconditionally release and forever discharge Executive personally and each of Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Releasors had, have, may have, or in the future may possess, arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Company Releasors do not release, discharge or waive any Claims arising out of or resulting from Executive’s fraud, gross negligence or other violation of law.
     (b) No Assignment. The Company represents and warrants that it has not assigned any of the Claims being released under this Agreement.
     2. Proceedings. The Company has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against the Executive Releasees before any local, state or federal agency, court or other body based on the Claims released under this Agreement (a “Proceeding”) and agrees not to participate voluntarily in any Proceeding.
     3. Remedies. The Company acknowledges and agrees that the remedy at law available to the Executive for breach of any of the Company’s obligations under Paragraphs 1 and 2 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Executive may have at law or in equity, Executive shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its obligations under Paragraphs 1 and 2 of this Agreement. Such injunctive relief in any court shall be available to Executive, in lieu of, or prior to or pending determination in, any arbitration proceeding.

C-1

     The Company understands that by entering into this Agreement it will be limiting the availability of certain remedies that it may have against Executive and limiting also its ability to pursue certain claims against Executive.
     4. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
     5. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Executive.
     6. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.
     7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.
     8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Attn: General Counsel
To Executive:
At the most recent address of Executive on file with the Company.
     All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
     THE COMPANY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND THAT IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF ITS OWN FREE WILL.

C-2

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

By:
Its:

By: Edward R. Muller

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